5.1                      Opinion of John A. Cacchioli, Esq.

John A. Cacchioli, Esq.

99 Tulip Avenue, Suite 108

Floral Park, NY 11001

(516) 639-7676

(516) 328- 8772 (fax)

              February 7, 2012

The Board of Directors

Safe Dynamics Corp.

c/o Yitzchak Eliezer Socolovski

26 Hashlosha Street

Bnei Brak, 51363, Israel

Gentlemen:

You have requested my opinion as counsel for Safe Dynamics Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the Rules and regulations promulgated there under, of 2,500,000 shares offered pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto.  I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

My opinions below are based upon the laws of the State of New York, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable reported judicial decisions interpreting these laws and the federal securities laws of the United States.

Based on the foregoing, it is my opinion that

1.	The Company is a duly organized and validly existing corporation under the laws of the State of Delaware, with corporate power to conduct the business it conducts as described in the Registration Statement; and
2.	The 2,500,000 shares offered pursuant to the registration statement are duly authorized; and

3.	The 2,500,000 shares set forth in the Registration Statement when sold, will be been validly issued and will be fully paid and non-assessable shares of common stock of Safe Dynamics Corp.

I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

Sincerely, /s/ John Cacchioli John Cacchioli, Esq.